Petro Source Refining Corporation
9801 Westheimer Suite 900 Houston, Texas 77042
Telephone (713) 972-2000
Facsimile (713) 972-2035

                         Purchase Contract Confirmation
Customer:                                             Agreement Date: 12/15/97
Foreland Corporation                                       Contract No. 1 7419
2561 South 1560 West, #200                                Customer Contract No
Wood Cross, Utah 84087

Pursuant to the conversation between Bill Townsend and Bruce Decker, we hereby confirm the agreement between Petro Source Refining Corporation and Foreland Corporation as follows:

Petro Source Receives:

Product:       Crude Oil produced from wells located in Nevada ("Nevada Crude
Oil").

Quantity: All Nevada Crude Oil which Foreland has or will have the right to sell which is not released herefrom pursuant to other provisions of this contract.

Delivery: Into Buyer's designated carrier at point of production.
Price: An amount, which varies according to the field from which the oil is produced, equal to Chevron's posting for Southwest Wyoming Sweet crude oil adjusted for actual API gravity, less the amount set forth opposite the applicable field listed below:
          Ghost Ranch              $4.15          0 to 15,000 barrels per month
          Pine Valley (20+ API)    $4.65          0 to 30,000 barrels per
          month
          Eagle Springs            $4.65          0 to 15,000 barrels per month

Other:    To be negotiated

Provided, however, if, in Petro Source's opinion, the proceeds from the products derived from Eagle Springs production will not be sufficient to cover the costs attributable to such products, Petro Source may notify Foreland, in which event the parties will negotiate in good faith for 30 days to set a mutually agreeable price. If agreement is not reached pursuant to such negotiations, Petro Source may terminate purchases of such production hereunder, which termination will 1 ) be effective as of the last day of the month in which the 30 day negotiation period ends, and 2) release such oil from this contract during the term of any other contract pursuant to which such oil is sold.

Other Oil "Other" is Nevada Crude Oil in excess of the range for the listed fields and Nevada Crude Oil from fields not listed above, as, if and when it becomes available for sale by Foreland. Foreland will give Petro Source prompt notice when Other oil becomes available for sale. The parties will thereupon negotiate in good faith to establish mutually agreeable terms under which such production will be sold to Petro Source. If within such time no agreement is reached. such oil will be released from this contract during the term of any other contract pursuant to which such oil is sold.

Payment: By wire transfer on or before the 20th day of the month following delivery.

Term: 12/15/97 to 1/31/98, automatically renewing monthly until either party cancels by providing the other with written notice at least 30 days prior to the effective cancellation date.

Right to
 Match: 12/31/98 to 12/31/01, Petro Source will have the right to purchase Foreland's Nevada Crude Oil by matching any bona fide third party offer received by Foreland for such production at the time such production is available for purchase. Petro Source shall within five
          (5) days, after receipt of Foreland's notice of a bona fide third party offer for Foreland's Nevada Crude Oil, inform Foreland as to whether Petro Source will exercise its option to purchase such Nevada Crude Oil. Such purchase of Nevada Crude Oil shall be based upon Petro Source's general terms and conditions.

Delivera-
bility:   Petro Source acknowledges that some of Foreland's Nevada
          Crude Oil is currently committed to other purchasers. Foreland will use best efforts to obtain the right to sell such oil to Petro Source hereunder.

Contin-
gency: This Agreement will become effective concurrently with the Option and Purchase Agreement currently being negotiated by the parties.

This Agreement is made subject to Petro Source Corporation's General Provisions' which are incorporated herein by reference.

If any of the above terms do not reflect your understanding of this agreement, please respond within ten (10) days from receipt of this confirmation. If no response is received within that time, this confirmation will be considered accepted and binding.

Best Regards

By: /s/ Harvey  H. Cody III



Agreed to and accepted on January 8, 1998 by:


FORELAND CORPORATION
By: /s/ N. Thomas Steele
Name:  N. Thomas Steele
Title:  President
Date:  January 8, 1998